UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported):
November 16, 2023
Live Nation Entertainment, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32601	20-3247759
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

9348 Civic Center Drive
Beverly Hills, California	90210
(Address of principal executive offices)	(Zip Code)

(310) 867-7000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $.01 Par Value Per Share	LYV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 1.01    Entry into a Material Definitive Agreement.

On November 16, 2023, Live Nation Entertainment, Inc. (the “Company”) entered into Amendment No. 11 (the “Amendment”) to its Credit Agreement, dated as of May 6, 2010, among the Company, the guarantors party thereto, JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent, JPMorgan Chase Bank, NA., Toronto Branch, as Canadian agent, J.P. Morgan Europe Limited, as London agent, and the lenders party thereto (as amended, restated, supplemented or modified prior to Amendment No. 11, the “Credit Agreement” and as amended by Amendment No. 11, the “Amended Credit Agreement”), as described in more detail below.

The Amendment provides for, among other things, a new $1,300 million revolving credit facility, which refinanced the Company’s existing $630 million revolving credit facilities and was drawn at closing to repay in full the Company’s outstanding $367.5 million delayed draw term A loan facility. The Company drew down $370 million under the new revolving credit facility to repay the delayed draw term A loan facility and to pay related accrued interest and fees, and the delayed draw term A loan facility was permanently retired upon being repaid in full.

The Company estimates that savings in annualized cash interest expense and undrawn commitment fees under the Amended Credit Agreement relative to the existing Credit Agreement would be approximately $4.4 million, based on the amounts drawn and the undrawn capacity under the existing Credit Agreement immediately prior to the Amendment.

Borrowings under the new revolving credit facility bear interest through maturity at a variable rate based upon, at the Company’s option, either term SOFR or the base rate (which is the highest of the (x) administrative agent’s prime rate, (y) one-half of 1.00% in excess of the greater of the federal funds effective rate and the overnight bank funding rate, and (z) 1.00% in excess of term SOFR with a one-month tenor), plus, in each case, an applicable margin. The applicable margin for term SOFR revolving loans is 1.75% per annum, and the applicable margin for base rate revolving loans is 0.75% per annum. The applicable margin for term B loans remains unchanged, and the Company’s term B loan facility remains in place.

In addition to paying interest on outstanding principal under the new revolving credit facility, the Company will be required to pay a commitment fee at a rate of 0.35% to the lenders under the new revolving credit facility in respect of the unutilized commitments under such facility. The Company will also be required to pay customary letter of credit fees, as necessary.

The new revolving credit facility provides for borrowings of up to $1,300 million with a $250 million sublimit for the issuance of letters of credit, a $100 million for swingline borrowings, a $780 million sublimit for borrowings in U.S. Dollars, Euros, or Sterling, and a $260 million sublimit for borrowings in those or one or more other approved non-U.S. currencies. The new revolving credit facility will be available to the Company and, if designated in the future, certain foreign subsidiaries of the Company. The Amended Credit Agreement provides for the right, subject to certain conditions, to increase the term B loan and revolving facilities by an amount not to exceed an amount equal to the sum of (x) $1,625 million, (y) the aggregate principal amount of voluntary prepayments of the term B loans and permanent reductions of the revolving credit facility commitments, in each case, other than from proceeds of long-term indebtedness, and (z) additional amounts so long as the senior secured leverage ratio, on a pro forma basis after giving effect to such increase, is no greater than 4.50:1.00.

The Company’s obligations under the Amended Credit Agreement will continue to be guaranteed by the majority of the Company’s direct and indirect domestic subsidiaries, subject to certain exceptions, and the obligations of the foreign subsidiary borrowers, if any, will be guaranteed by the Company, the majority of the Company’s direct and indirect domestic subsidiaries, and by certain of the Company’s wholly-owned foreign subsidiaries. The obligations under the Amended Credit Agreement and the guarantees will continue to be secured by a lien on substantially all of the tangible and intangible personal property of the Company and the domestic subsidiaries that are guarantors, and by a pledge of substantially all of the shares of stock, partnership interests and limited liability company interests of the Company’s direct and indirect domestic subsidiaries and 65% of each class of capital stock of any first-tier foreign subsidiaries and, if there are any foreign borrowers, by certain of the assets of such foreign borrowers and certain foreign subsidiaries, subject to limited exceptions.

The Amended Credit Agreement contains a financial covenant that requires the Company to maintain a maximum ratio of consolidated net debt to consolidated EBITDA (both as defined in the Amended Credit Agreement) that ranges from 6.75:1.00 to 5.25:1.00, with the first step down of 0.50:1.00 occurring on March 31, 2025 and additional step downs of 0.50:1.00 occurring annually thereafter. For purposes of calculating consolidated net debt, the Amended Credit Agreement permits the Company to deduct the lesser of $500 million and the Company’s consolidated free cash from consolidated total funded debt.

The new revolving credit facility matures on November 16, 2028, provided, that if (x) any of the term B loans, the Company’s 2027 senior secured notes, or the Company’s 2027 senior unsecured notes remain outstanding on the date that is ninety-one days prior to the stated maturity thereof in an aggregate principal amount in excess of $500 million and (y) the Company’s consolidated free cash on such date is less than the sum of such outstanding principal amount plus $500 million, then the maturity date of the new revolving credit facility will instead be such date.

The above description of the Amendment is a summary and is not complete. A copy of the Amendment will be filed as an exhibit to our Annual Report on Form 10-K for the year ending December 31, 2023, and the above summary is qualified by reference to the terms of the confirmations set forth in such exhibit.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 “Entry into a Material Definitive Agreement” is incorporated into this Item 2.03 by reference.

Item 9.01    Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No.	Exhibit Title
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Live Nation Entertainment, Inc.

By:	/s/ Brian Capo
Brian Capo
Senior Vice President and Chief Accounting Officer
November 17, 2023